Exhibit 10.23

RESELLER AGREEMENT

This Reseller Agreement is entered into between CoreLogic Information Solutions, Inc., a Delaware corporation (“CoreLogic”), and Ellie Mae, Inc., a Delaware corporation (“Customer”) (collectively, the “Parties,” or individually, a “Party”). This Agreement is effective upon execution by the Parties (“Effective Date”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

Unless the context of a provision herein otherwise requires, words importing the singular shall include the plural and vice-versa. The words “include,” “includes” or “including” shall mean include without limitation, includes without limitation or including without limitation. As used in this Agreement (as defined below), the following terms have particular meanings as defined below.

1.1. “Affiliate” means, with respect to any person, entity, or enterprise, any other person, entity, or enterprise that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person, entity, or enterprise. Furthermore, “Control” (including the correlative terms “Controls”, “Controlled by”, and “under common Control with”) shall mean, with respect to any person, entity, or enterprise, having the power, directly or indirectly, either to direct or cause the direction of the management and policies of such person, entity, or enterprise, whether through the ownership of voting securities, by contract, or otherwise.

1.2. “Agreement” means this Reseller Agreement, together with all related statements of work (each a “SOW”), exhibits, orders and amendments.

1.3. “Confidential Information” means (i) confidential information disclosed by a Party relating to the Services (as defined below), product development strategy and activity, marketing strategy, corporate assessments and strategic plans, either present or future; pricing, financial and statistical information, accounting information, identity of and information regarding the Parties to this Agreement, suppliers, employees, investors, or customers; software, source code, systems, processes, designs, schematics, methods, techniques, algorithms, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation; (ii) other confidential, proprietary or trade secret information disclosed by that Party that is identified in writing as such at the time of its disclosure or, even if not so marked or identified, is of such a nature that the receiving party should have considered under the circumstances to be trade secret, confidential or proprietary; (iii) other confidential, proprietary or trade secret information disclosed by that Party; (iv) information relating to that Party’s employees, contractors or customers, such as social security number verification which, if released, would cause an unlawful or actionable invasion of privacy; (v) the terms of this Agreement; and (vi) any compilation or summary of information or data that is itself confidential.

1.4. “End User” means, if specifically authorized in the Permitted Applications of a particular SOW, an individual or entity determined by Customer to have a legitimate business need to use the Services or Customer’s products that incorporate or rely on the Services. End Users shall only access the Services or Customer’s products on a restricted basis, as authorized in the SOW, using an assigned password or other security mechanism to prevent unauthorized access.

1.5. “Permitted Affiliate” means, if specifically authorized in the Permitted Applications of a particular SOW, an entity identified in the Permitted Applications of a particular SOW as authorized to access the Services, so long as that entity is, and continues to be, controlled by, controls, or is under common control with Customer.

1.6. “Permitted Applications” means the authorized use of the Services set forth in the applicable SOW.

1.7. “Permitted Processor” means, if specifically authorized in the Permitted Applications of a particular SOW, an entity independent of Customer that processes data on behalf of Customer and that has been approved in advance in writing by CoreLogic to provide processing services using the Services set forth in such SOW.

1.8. “Permitted Users” means, if applicable, End Users, Permitted Affiliates, Permitted Processors, and Sublicensees collectively.

1.9. “Services” means the software applications, models, analytics, data, reports, scores, images and any applicable user manuals and any other services provided by CoreLogic to Customer as specified in each SOW. The Services include any corrections, bug fixes, enhancements, updates or other modifications to the Services.

1.9 “Sublicensee” means, if specifically authorized in the Permitted Applications of a particular SOW, an entity identified in the Permitted Applications of a particular SOW as authorized to redistribute the Services or Customer’s products to End Users.

2. Agreement Structure

This Agreement contains terms and conditions applicable to all SOW’s. When fully executed by authorized signatories of the Parties, each SOW sets forth the specific Services, delivery methods, fees, Permitted Applications and any other terms applicable to the specific Services provided under such SOW and attaches to this Agreement.

3. License

3.1 License Grant. Subject to the terms and conditions of this Agreement, CoreLogic grants to Customer a non-exclusive, non-transferable, limited license under CoreLogic’s intellectual property rights in the Services to use the Services set forth in each SOW solely for the Permitted Applications for each of the Services. There are no implied licenses under this Agreement, and any rights not expressly granted to Customer are reserved by CoreLogic for its own use and benefit.

3.2 License Restrictions. Customer shall comply and will require that its Permitted Users will comply with the following:

(a) Customer shall not use the Services for purposes other than the Permitted Applications and shall obligate its Permitted Users to comply with such terms, if applicable.

(b) Unless expressly authorized in the Permitted Applications: (i) with the exception of Permitted Users, Customer shall not share the Services with any parent, subsidiary, affiliate or other third party, including any third parties involved in any joint venture or joint marketing arrangements with Customer; and (iii) Customer shall not use or store the Services outside the United States.

(c) Unless expressly authorized in the Permitted Applications, Customer shall not: (i) disclose, use, disseminate, reproduce or publish any portion of the Services in any manner or permit the same; (ii) comingle, process or combine any portion of the Services or permit any portion of the Services to be comingled, processed or combined with other data or software from any other source; (iii) allow access to the Services through any terminals located outside of Customer’s operations or facilities; (iv) use the Services to create, enhance or structure any database for resale or distribution; (v) redistribute the Services or Customer’s products over the Internet; or (vi) use the Services to create models, analytics, derivative products or other derivative works.

(d) The information provided by the federal Government in response to a consumer’s request on the IRS Form 4506-T, the Social Security Administration form SSA-89 or any similar Government request form constitutes “transaction and experience information” as described in Section 603(d)(2)(A)(i) of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. (the “FCRA”), and not consumer report information as defined in FCRA Section 603(d). Moreover, the Parties understand and agree that, when CoreLogic provides Services to Customer by delivering the information obtained from the federal Government pursuant to such forms, CoreLogic acts only as a conduit between the federal Government and Customer with respect to such information. Customer shall not use the Services: (i) as a factor in establishing an individual’s eligibility for credit, insurance, or employment; (ii) in connection with a determination of an individual’s eligibility for a license or other benefit granted by a governmental authority; (iii) in connection with underwriting individual insurance; or (iv) in any way that would cause the Services to constitute a “consumer report” under the FCRA or similar statute, or by any other authority having jurisdiction over the Parties.

(e) Notwithstanding anything to the contrary, Customer shall not use the Services in any way that: (i) infringes CoreLogic’s or any third party’s copyright, patent, trademark, trade secret or other intellectual property or proprietary rights or rights of publicity or privacy; (ii) violates any applicable law, statute, ordinance or regulation; or (iii) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing. If the Permitted Applications include direct marketing use, Customer shall comply with the published guidelines of the Direct Marketing Association and any applicable non-solicitation laws and regulations.

(f) Customer shall maintain the confidentiality of any usernames and passwords issued by CoreLogic and Customer shall not permit usernames or passwords to be shared amongst its employees. CoreLogic may prohibit concurrent sessions with the same username and password.

(g) Except for purposes of integrating the Services for resale if authorized in the Permitted Applications, Customer shall not disassemble, decompile, manipulate or reverse engineer CoreLogic’s Confidential Information or any portion of the Services. Customer shall take all necessary steps to prevent unauthorized use or disclosure or disassembly, decompiling, manipulation or reverse engineering of CoreLogic’s Confidential Information or any portion of the Services.

(h) All product names set forth in the SOWs are registered or common law trademarks or service marks (collectively “Trademarks”) of CoreLogic or its affiliates or data providers and, except as otherwise provided within an SOW, no right or license to use the Trademarks is granted under this Agreement. Except as may be authorized in prior writing by CoreLogic, Customer shall not use the Trademarks in any advertising or promotional material nor shall Customer disclose CoreLogic as a data source to any third party, except that such disclosures may be made as required by federal, state or local government regulations. Notwithstanding the above, unless expressly authorized in an applicable SOW, Customer shall not remove, alter or obscure any Trademarks or proprietary notices contained in the Services or other materials provided by CoreLogic, and to the extent any Trademarks appear in the Services, Customer shall have a limited license to use such Trademarks in accordance with the terms and conditions of this Agreement and solely as they appear in the Services.

4. Delivery of Data and Format

Customer acknowledges that the availability of data elements in the Services varies substantially from area-to-area, and circumstances may exist or arise which prevent CoreLogic from providing such data or achieving complete representation of all data elements in the Services. Notwithstanding anything to the contrary, CoreLogic may limit or discontinue the provision of the Services for geographic locations where: (i) CoreLogic is restricted by rules, regulations, laws or governmental entities; (ii) CoreLogic has discontinued the collection of data; or (iii) CoreLogic is prohibited by third party providers. CoreLogic and Customer shall renegotiate the Fees (as defined below) in good faith on an annual basis after expiration of the applicable term set forth in the SOW if CoreLogic materially modifies the content or geographic coverage of the Services provided to Customer. Customer acknowledges and accepts CoreLogic’s use of offshore or onshore subcontractors to provide the Services, provided that, CoreLogic shall remain fully responsible and liable for such Services provided by such subcontractors. CoreLogic may discontinue, upgrade or change the production, support, delivery and maintenance of any Services if CoreLogic develops an upgraded version or otherwise can no longer provide such Services. In the event of any planned limitation or discontinuation of the provision of any Services pursuant to this Section 4, CoreLogic will provide Customer with at least one hundred twenty (120) days’ written notice of its intent to limit or discontinue the provision of any Services, however if CoreLogic may legally and practicably continue to provide such Services, such Services will be provided for the Transition Period as defined in Section 7. Data included within the Services may be seeded to detect unauthorized use.

5. Fees

5.1 Fees. Customer shall pay CoreLogic the fees set forth in each SOW (“Fees”) within 45 days of receipt of CoreLogic’s invoice unless provided differently in the applicable SOW. Customer shall pay for all charges relating to the use of usernames and passwords whether or not authorized by Customer. At the end of each CoreLogic billing cycle, CoreLogic may invoice Customer for all Fees incurred by Customer during such billing cycle.

5.2 Taxes. Fees are exclusive of sales, use, ad valorem, personal property, and other taxes, which are the responsibility of Customer; provided that CoreLogic shall be responsible for its own income or payroll taxes. CoreLogic shall charge Customer applicable sales tax. Customer shall file all other taxes. If applicable, Customer shall provide CoreLogic with a resale or exemption certificate in order to notify CoreLogic how to appropriately invoice Customer for taxes.

5.3 Late Fees. If full payment of the undisputed fees is not made within the period set forth in Section 5.1 or the applicable SOW, CoreLogic may charge Customer equal to 1 1/2 percent of the balance due, not to exceed the maximum legal limit permitted by law. If Customer becomes 10 or more days past due and fails to pay all undisputed past due fees within 20 days of CoreLogic’s written notice of such delinquency, CoreLogic may suspend access or delivery of any Services provided under this Agreement until all undisputed past due charges and any related interest are paid; provided that if CoreLogic suspends access or delivery, Customer shall pay any minimum fees during any period for which access or delivery is suspended. CoreLogic may enforce Customer’s obligation to pay all undisputed fees through an attorney or collection agency, or CoreLogic may take legal action.

6. Reporting; Audits

6.1 Compliance Audits. Not more than one time per year (unless the first audit reveals a breach of the Agreement), CoreLogic may audit Customer for the purpose of ensuring Customer’s compliance with the terms and conditions of this Agreement relating to the use and distribution of the Services, upon ten (10) business days prior written notice. CoreLogic may choose the auditor (which shall be independent from CoreLogic) in its sole discretion, who must maintain all information obtained through the use of such audit in confidence and use such information solely for purposes of enforcing compliance with the Agreement and otherwise comply with Section 9 herein (however CoreLogic may disclose the information to the extent reasonably necessary to enforce compliance with the Agreement). If the audit indicates there is a breach in Customer’s compliance with this Agreement, CoreLogic will provide Customer with written notice of such breach pursuant to Section 7.1. If the audit indicates there is a material breach in Customer’s compliance with this Agreement, Customer will pay the cost of the audit. If Customer does not comply with CoreLogic’s request to audit, Customer shall be in material breach of the Agreement.

6.2 Financial Audits. The Parties shall maintain current, accurate, and complete books and records relating to the usage of the CoreLogic Services and all payments due CoreLogic. In the event that CoreLogic believes in good faith that the amounts paid to CoreLogic are not accurate, CoreLogic may, at any time while this Agreement is in effect and for a period of six months thereafter, require Customer to provide, at Customer’s expense, a certified statement prepared by a certified public accountant verifying the accuracy of records relating to Customer’s payments due CoreLogic. If, in CoreLogic’s reasonable assessment such certified statement indicates any errors in Customer’s records, CoreLogic may, on at least thirty (30) days’ advance notice to Customer and during business hours, examine, inspect and audit such books and records and any directly related source documents for the limited purpose of verifying the accuracy of Customer’s reports and the amounts due. CoreLogic shall use commercially reasonable efforts to minimize any unreasonable disruption to Customer’s business as a result of such audit. CoreLogic shall treat all information reviewed during an audit as Customer’s Confidential Information and shall only use such information for purposes of enforcing compliance with the Agreement. CoreLogic shall pay for the cost of such audit, unless CoreLogic discovers through the audit process that Customer underpaid the fees due in an amount greater than 10 percent of the amount actually remitted. If Customer’s underpayment of fees exceeds 10 percent of the amount actually remitted, Customer shall pay the full cost of the audit and make such underpayment to CoreLogic within 45 days of discovery of such underpayment to CoreLogic.

7. Term; Termination

7.1 Term and Termination. The term of this Agreement commences on the Effective Date and continues until all SOWs are terminated. The term of each SOW is as specified in each such SOW. This Agreement, including each SOW, may not be terminated without cause during their respective terms, unless otherwise expressly provided within an SOW. If either Party breaches any provision of this Agreement, including a provision of any SOW, the non-breaching Party may, upon providing written notice of such breach, terminate this Agreement in its entirety or the specific SOW that was breached, if the breach is not cured within 30 days following such notice, unless a different cure period is otherwise set forth in this Agreement or the applicable SOW. If either party (i)

becomes insolvent, (ii) files, submits, initiates, agrees to or is subject to any bankruptcy petition, conservatorship, any request or petition for appointment of a receiver, any demand or application for voluntary or involuntary dissolution, or makes a general assignment for the benefit of its creditors, the other party may, upon providing written notice to the other party, terminate the Agreement. Customer acknowledges that in the event an SOW requires certain minimum fees based on a minimum term, then in the event the Agreement or such SOW is terminated due to Customer’s breach, Customer may be required to pay CoreLogic the full amount of such outstanding minimum fees for the remainder of the then-current term.

7.2 Effects of Termination. Unless otherwise expressly provided below in Section 7.4, upon termination of this Agreement or a SOW, all license rights granted by CoreLogic to Customer pursuant to the Agreement or such SOW terminate and Customer shall pay CoreLogic in full for all Services accessed or delivered and for which fees are undisputed.

7.3 Return or Destruction of Materials. Within 15 days of termination of this Agreement or a SOW by either Party or expiration of the Transition Period, Customer shall: (i) return all Services (including all copies of the same) (the “Materials”) to CoreLogic at the addresses set forth on the signature page of this Agreement or as specified by CoreLogic and certify by an officer of Customer that it has returned all Materials; or (ii) destroy all Materials and certify by an officer of Customer that such Materials have been destroyed.

7.4 Transition. Unless the Agreement is terminated as a result of Customer’s breach, the Parties agree that, commencing upon the date of the expiration or other termination of this Agreement or an SOW (the “End Date”), they shall permit each Permitted User to continue to access the Services as provided under this Agreement, and Customer shall continue to pay CoreLogic the applicable fees for such End Users for a minimum period equal to the end of an agreement with an End User in connection with the Services or twelve (12) months from the End Date, whichever comes first (the “Transition Period”), subject to any limitation or discontinuation of the Services pursuant to Section 4 above.

8. Third Party Use

This section applies to the extent the Permitted Applications specifically authorize Customer to provide the Services to Permitted Users. Customer shall contractually require such Permitted Users to sign an agreement with materially similar terms to the following terms in this Agreement: Sections 3, 4, 6.1, 7.3, 9, 12.4, and the Permitted Applications. Customer’s agreement with Permitted Users shall also name CoreLogic as an express third party beneficiary. Furthermore, Customer shall be liable for the use of the Services by Permitted Affiliates. In the event an End User or a Permitted Processor becomes insolvent or is otherwise unable to pay its debts, or in the event an End User’s or a Permitted Processor’s use of the Services is not in compliance with the applicable terms of this Agreement, Customer shall, upon notice from CoreLogic, immediately suspend access or delivery of any Services to such End User or Permitted Processor. Customer shall not provide or cause to be provided the Services to a processor, unless it is expressly authorized in the Permitted Applications of a SOW or otherwise authorized in writing in advance by CoreLogic.

9. Confidentiality

9.1. Obligations. Neither Party shall use, disseminate, reproduce or permit to be used, disseminated or reproduced, or in any way disclose the other Party’s Confidential Information to any person or entity except as required by law or as specifically permitted in this Agreement. Absent prior written consent of the other Party, each Party shall disclose Confidential Information only to those of its employees and independent contractors who have agreed to be bound by confidentiality obligations substantially similar to the terms and conditions of this Agreement and its in-house and outside legal counsel who need to know such information. Each Party shall treat all Confidential Information disclosed to it in connection with this Agreement as strictly confidential using commercially reasonable measures at least equal to those used by such Party with respect to its own Confidential Information. Within 15 days of termination or expiration of this Agreement or the Transition Period (if there is a Transition Period), each Party shall destroy the other Party’s Confidential Information; however, CoreLogic shall not be required to destroy the Contributed Data provided that it uses such data in accordance with the terms of this Agreement regarding the use of such Contributed Data.

9.2 Exceptions. The restrictions on use and disclosure of Confidential Information set forth in Section 9.1 shall not apply to any particular Confidential Information when and to the extent that the Confidential Information: (i) is or becomes generally available to the public through no fault of the receiving Party (or anyone acting on its behalf); (ii) was previously rightfully known to the receiving Party free of any obligation to keep it confidential; (iii) is subsequently disclosed to the receiving Party by a third party who may rightfully transfer and disclose the information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by the receiving Party or a third party without reference to or use of the disclosing Party’s Confidential Information; or (v) is otherwise agreed upon by the Parties not to be subject to the restrictions set forth in Section 9.1. The receiving Party may disclose Confidential Information if required to do so as a matter of law, regulation or court order, provided that: (i) the receiving Party shall use all reasonable efforts to provide the disclosing Party with at least 10 days prior notice of such disclosure, (ii) the receiving Party shall disclose only that portion of the Confidential Information that is legally required to be furnished, and (iii) the receiving Party shall use reasonable efforts to seek from the party to which the information must be disclosed confidential treatment of the disclosed Confidential Information. Notwithstanding that portions of the Services may be derived in whole or in part from publicly available sources, the Services and any of CoreLogic’s databases used in deriving the Services are proprietary, copyrighted and trade secrets of CoreLogic.

10. Consumer Privacy

Customer acknowledges the Services may contain public record data and that this information may be considered sensitive information by some consumers. Customer shall not: (a) broadcast or otherwise make public the name, address or other proprietary and personally-identifiable information about an individual consumer; or (b) disclose or utilize for purposes of solicitation or marketing the name, mailing address, e-mail address or telephone number of a consumer that is designated in any results obtained using the Services as requesting protection from solicitation or marketing.

11. Obligations

11.1 CoreLogic warrants to Customer that the Services do not violate any third party’s: copyright, trade secret or patent.

11.2	Each Party shall comply with all laws and regulations applicable to their obligations under the Agreement.

11.3 Each Party shall use commercially reasonable efforts to prevent the introduction of any viruses or other malicious code into the other Party’s systems.

12. CoreLogic Indemnification; Disclaimers; Injunction

12.1 Indemnification. CoreLogic shall indemnify, defend and hold Customer harmless from all third party claims, losses, liabilities, costs and expenses attributable to any allegation of intellectual property infringement in the United States or CoreLogic’s use of the Confidential Information of Customer or Customer’s customers in violation of the terms and conditions of this Agreement, including without limitation the Data Contribution Exhibit to this Agreement. Customer will (i) give CoreLogic prompt written notice of any such allegation, (ii) give CoreLogic full and complete control over the defense of any such allegation and any related settlement, provided that, CoreLogic will not implicate Customer in any settlement that requires payment of fees by Customer or admits any liability on behalf of Customer without Customer’s consent, and (iii) reasonably cooperate with CoreLogic in the defense of any such allegation at CoreLogic’s expense. CoreLogic shall have no obligation to indemnify Customer to the extent Customer’s failure to comply with the foregoing sentence prejudices First American’s ability to indemnify Customer or defend against the third party’s allegation. Notwithstanding the above, CoreLogic shall have no obligation to indemnify Customer to the extent the infringement arises from (a) the combination or use of the Services with any other software, data, or materials not furnished by CoreLogic, (b) modifications are made to the Services without CoreLogic’s written authorization, or (c) the use of the Services in violation of the terms and conditions of this Agreement. THIS SECTION SETS FORTH CORELOGIC’S ENTIRE LIABILITY TO CUSTOMER AND CUSTOMER’S SOLE REMEDIES WITH RESPECT TO ANY THIRD PARTY INTELLECTUAL PROPERTY CLAIMS, REGARDLESS OF THE NATURE OF THE CLAIMS.

12.2 Infringement. If in CoreLogic’s sole and reasonable discretion it determines that the Services violate a third party’s intellectual property rights, CoreLogic may: (i) procure the right for Customer to continue using the

Services; (ii) modify the Services to render them no longer subject to any such claim or action, provided that the modified Services are functionally equivalent to the original Services; or (iii) replace the Services with equally suitable, functionally equivalent, non-infringing services. If none of the above is commercially practicable, CoreLogic may terminate this Agreement and refund a pro rata amount of the prepaid fees actually paid by Customer for the unused Services.

12.3 Limitations on Services. The Services do not constitute an appraisal of any subject property. The Services do not include a physical or visual inspection of any subject property or an analysis of current market conditions by a licensed or certified appraiser. Customer acknowledges that the condition of any subject property and current market conditions may greatly affect the validity of the Services. Customer shall not use the Services in lieu of a walk-through appraisal or other form of appraisal by a certified appraiser. Customer acknowledges that certain Services are based upon data collected from public record sources. THE ACCURACY OF THE METHODOLOGY USED TO DEVELOP THE SERVICES, THE EXISTENCE OF ANY SUBJECT PROPERTY, AND THE ACCURACY OF ANY PREDICTED VALUE PROVIDED ARE ESTIMATES BASED ON AVAILABLE DATA AND ARE NOT WARRANTED.

12.4 Disclaimer. EXCEPT FOR THE WARRANTY LISTED IN SECTION 11.1 (“WARRANTY”), THE SERVICES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES BASED ON COURSE OF DEALING OR USAGE IN TRADE. CORELOGIC DOES NOT REPRESENT OR WARRANT THAT THE SERVICES ARE COMPLETE OR FREE FROM ERROR OR WILL BE AVAILABLE 24 HOURS PER DAY, SEVEN DAYS PER WEEK, AND DOES NOT ASSUME, AND EXPRESSLY DISCLAIMS, ANY LIABILITY TO ANY PERSON OR ENTITY FOR LOSS OR DAMAGE CAUSED BY ERRORS OR OMISSIONS IN THE SERVICES. CORELOGIC MAKES NO REPRESENTATIONS OR WARRANTIES ABOUT THE LEGALITY OR PROPRIETY OF THE USE OF THE SERVICES IN ANY GEOGRAPHIC AREA. CUSTOMER SHALL NOT CONSTRUE THE SERVICES AS A REPRESENTATION BY CORELOGIC AS TO THE CONDITION OF TITLE TO REAL PROPERTY. CUSTOMER ACKNOWLEDGES THAT THE SERVICES MAY NOT INCLUDE ALL RECORDED CONVEYANCES, OR DOCUMENTS WHICH IMPART CONSTRUCTIVE NOTICE WITH RESPECT TO ANY CHAIN OF TITLE DESCRIBED IN THE SERVICES.

12.5 Injunction. Customer acknowledges that the Services are a valuable commercial product, the development of which involved the expenditure of substantial time and money. Any violation of the Permitted Applications is a material breach of the Agreement and entitles CoreLogic to seek injunctive relief. If Customer or its Permitted Users infringe or misappropriate any of CoreLogic’s intellectual proprietary rights or violate the Permitted Applications, CoreLogic may not have adequate remedy in money or damages. Granting of injunctive relief shall not limit CoreLogic’s right to seek further remedies at law or in equity.

13. Limitation of Liability

WITH THE EXCEPTION OF (1) CUSTOMER’S BREACH OF SECTION 3 (LICENSE), (2) CUSTOMER’S OR CORELOGIC’S BREACH OF SECTION 9 (CONFIDENTIALITY), (3) CORELOGIC’S INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 12 OF THIS AGREEMENT, AND (4) CUSTOMER’S INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 14 OF THIS AGREEMENT, EACH PARTY’S TOTAL LIABILITY AND THE OTHER PARTY’S EXCLUSIVE REMEDY UNDER OR RELATED TO THIS AGREEMENT IS LIMITED TO DIRECT MONEY DAMAGES NOT EXCEEDING THE GREATER OF THE AMOUNT PAID BY CUSTOMER TO CORELOGIC DURING THE TWELVE MONTHS PRECEDING THE CLAIM OR $10,000. THIS LIMIT IS CUMULATIVE AND ALL PAYMENTS UNDER THIS AGREEMENT ARE AGGREGATED TO CALCULATE SATISFACTION OF THE LIMIT. THE EXISTENCE OF MULTIPLE CLAIMS DOES NOT ENLARGE THE LIMIT. THE PARTIES SHALL HAVE NO LIABILITY UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, EVEN IF THE PARTIES ARE AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

14. Customer’s Indemnification

Except for CoreLogic’s indemnification set forth in Section 12.1, Customer shall indemnify and hold CoreLogic harmless from and against all third party claims, losses, liabilities, costs and expenses arising out of Customer’s use of the Services in violation of the terms and conditions of this Agreement. CoreLogic shall promptly notify Customer in writing of such claims, Customer shall control the defense and any settlement of such claims provided that, Customer will not implicate CoreLogic in any settlement that requires payment of fees by CoreLogic or admits any liability on behalf of CoreLogic without CoreLogic’s consent, and CoreLogic shall reasonably cooperate with Customer in defending against such claim at Customer’s expense. Customer shall have no obligation to indemnify CoreLogic to the extent CoreLogic’s failure to comply with the foregoing sentence prejudices Customer’s ability to indemnify CoreLogic or defend against the third party’s allegation.

15. General Provisions

15.1 Agency. The Parties acknowledge that this is a business relationship based on the express provisions of this Agreement and no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by this Agreement. Neither Party is the legal representative or agent of, nor has the power or right to obligate, direct or supervise the daily affairs of the other Party, and neither Party shall act or represent or hold itself out as such. The rights, duties, obligations and liabilities of the Parties shall be several and not joint, each party being individually responsible only for its obligations as set forth in this Agreement.

15.2 Severability. If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.3 Waiver. Any waiver is only valid to the extent expressly set forth in writing. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement is deemed a waiver of any preceding or succeeding breach of the same or any other provision.

15.4 Survival. The following sections survive termination of this Agreement and continue in full effect until fully satisfied: 3.2 (License Restrictions); 5 (Fees); 6 (Reporting; Audits); 7.3 (Effects of Termination); 7.3 (Return or Destruction of Materials); 8 (Third Party Use); 9 (Confidentiality); 10 (Consumer Privacy); 12.1 (Indemnification), 12.3 (Limitations on Services); 12.4 (Disclaimer); 13 (Limitation of Liability); 14 (Customer’s Indemnification); and 15 (General Provisions).

15.5 Execution. This Agreement or any SOW may be executed in any number of counterparts, each of which is deemed an original, and all taken together constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory is bound until all Parties have duly executed this Agreement and all Parties have received a fully executed Agreement. Any signature transmitted by facsimile or e-mail (in .pdf, .tif, .jpeg, or a similar format), or a photocopy of such transmission, is deemed to constitute the original signature of such Party to this Agreement. The individuals signing below represent that they are authorized to do so by and on behalf of the Party for whom they are signing.

15.6 Governing Law; Forum; Jury Trial; Attorneys’ Fees. The interpretation and construction of this Agreement is governed by the laws of the State of California. The Parties shall submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court the Superior Courts of the State of California located in San Francisco in any litigation arising out of this Agreement. Each Party hereby also waives any defenses it may have before such courts based on a lack of personal jurisdiction or inconvenient forum. Each of the Parties waives the right to a jury trial. The prevailing Party shall be awarded its reasonable attorneys’ fees and costs in any lawsuit or claim arising out of or related to this Agreement.

15.7 Uncontrollable Acts. Either Party shall be excused from performance of its obligations and shall not be liable for any delay caused by the occurrence of contingencies beyond its control including, but not limited to: act of terrorism, war (declared or not declared), sabotage, insurrection, riot, act of civil disobedience, act of any government, accident, fire, explosion, flood, storm, earthquake, volcanic eruption, nuclear event, any act of God, labor disputes, failure or delay of shippers, or unavailability of components or equipment.

15.8 Assignment. Customer shall not assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of CoreLogic, which consent shall not be unreasonably withheld. A change in control constitutes an assignment under this Agreement. For purposes of this Agreement, a “Change in Control” means: (a) any transaction in which Customer or a Permitted Affiliate merges or consolidates with or into another entity; (b) any transaction or series of transactions in which Customer or a Permitted Affiliate sells or otherwise transfers more than 50 percent of its capital stock (without regard to class or voting rights) or other securities or ownership interests; or (c) the sale, transfer or other disposition of all or substantially all of Customer’s or a Permitted Affiliate’s assets or the complete liquidation or dissolution of Customer or a Permitted Affiliate. Notwithstanding the foregoing, Customer shall be allowed to assign this agreement in connection with a Change of Control that occurs as a result of Customer’s initial public offering. Any unauthorized assignment or transfer shall be void and constitutes ground for immediate termination of this Agreement by CoreLogic. This Agreement binds and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

15.9 Notices. Any notice or other communication required or permitted under this Agreement is sufficiently given if delivered in person or sent by one of the following methods: (a) facsimile or (b) commercially recognized overnight service with tracking capabilities. Notices to Customer will be sent to the address or facsimile located in the signatory lines. Notices to CoreLogic shall be sent to 4 First American Way, Santa Ana, California 92707, Facsimile (714) 276-6599, sent to the attention of the signatory below, with a copy to CoreLogic’s counsel at the same address marked Attention: Legal Department. Any such notice or communication is deemed properly delivered as of (i) the date personally delivered, (ii) sent by facsimile, or (iii) one business day after it is sent by commercially recognized overnight service. A Party may change its address by written notice given to the other Party before the effective date of such change.

15.10 Conflicts between SOW and Agreement. If there is a conflict between the terms of this Agreement and the terms and conditions included within an applicable SOW, this Agreement controls unless explicitly stated otherwise in the applicable SOW, and in that case the conflicting terms and conditions in such SOW apply to that SOW only.

15.11 Headings; Joint Drafters. Headings at the beginning of each section and subsection are solely for convenience and shall have no effect upon construction or interpretation of this Agreement. The Parties acknowledge that this Agreement was prepared by both Parties jointly.

15.12 Entire Agreement. With respect to the Services provided under this Agreement, this Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements and understandings of the Parties. No modifications to this Agreement are effective unless in writing and signed by both Parties.

ELLIE MAE, INC.		CORELOGIC INFORMATION SOLUTIONS, INC.

By:	/s/ Jonathan Corr	By:	/s/ George Livermore
	Authorized Signature		Authorized Signature

Name:	Jonathan Corr	Name:	George Livermore

Title:	EVP	Title:	President & CEO

Address:	4155 Hopyard Road, Suite 200	Effective Date:	12/20/10
Pleasanton, California 94588

		Address:	4 First American Way
Facsimile:	(925) 227-7793		Santa Ana, California 92707

		Facsimile:	(714) 276-6599

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